Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977 RUBENSTEIN PUBLIC RELATIONS CONTACT: KRISTIE GALVANI 212-843-9205 KGALVANI@RUBENSTEINPR.COM

FOR IMMEDIATE RELEASE

BioHiTech Global Reports Second Quarter 2016 Financial Results

Second Quarter 2016 Revenue Increases 40% as Compared to Same Period 2015

CHESTNUT RIDGE, NY – August 19, 2016 – BioHiTech Global, Inc. (OTCQB: BHTG), (the “Company”) a green technology company that provides innovative data-driven solutions for food waste disposal, reported financial results for its second quarter and six months ended June 30, 2016.

Company Highlights

•	57% growth in revenue from core waste digester business: Revenue derived from the Company's core organic waste digester business reached $451,281, a 57% increase from the comparable period in 2015. Recurring revenue from rental, service and parts ("RSP") represented 74% of total revenue and increased by 38% compared to Q2 2015.

•	Strong growth in new customer orders: The Company received 25 orders for new waste digester units, including 7 from a Fortune 100 warehouse retailer for certain locations in California, bringing its total order backlog to 99 units at the end of Q2 2016. The Company believes future domestic sales will be aided by the implementation of California's organic food waste laws in April 2016 requiring businesses that generate 8 or more cubic yards of organic waste per week to arrange for organic waste recycling services; in January 2017 the requirement will be lowered to 4 cubic yards.

•	International Sales Expansion: The Company entered into an exclusive multi-year agreement including minimum purchase requirements with its current distribution partner in Singapore and Malaysia. Additionally, the Company completed the first deployments of its digesters into the Australian marketplace to a major equipment distributor in Australia and New Zealand. The Company sees the Australian market as a significant growth opportunity and is currently in negotiations with that distributor to establish a long-term distribution agreement.

•	Alternative Energy Opportunity: In May 2016, the Company announced the formation of its wholly-owned subsidiary, Entsorga North America LLC, and its acquired exclusive distribution rights in 11 Northeastern and Mid-Atlantic states, to a technology solution related to large-scale mechanical biological treatment of municipal or regional waste. We believe this expands the Company’s value proposition to include organic and inorganic waste streams and providing enterprise solutions to the residential and municipal marketplaces. Entsorga provides the Company with the opportunity to introduce this proven technology to the United States and to convert food and mixed solid waste into an EPA recognized alternative fuel source.

•	Technology Development: During the quarter the Company initiated the design of its next generation Eco-Safe Digester and released an enhanced version of its BioHiTech Cloud and Cirrus Mobile Application, including waste audit functionality. The Company also started the installation of the BioHiTech Cloud in 16 digesters that pre-dated the Cloud for a restaurant chain customer to enable data collection and analysis of food waste patterns.

•	Tusk Partnership: In July 2016, the Company partnered with Tusk Ventures, the nation's premier political, regulatory, and communications consulting firm. Tusk will provide both immediate and long-term guidance at the local, state and national level, focusing on leveraging BioHiTech's innovative technologies, domestically and across the globe.

Second Quarter 2016 Financial Results

Total revenue for Q2 2016 was $451,281, a 40% increase compared to revenue of $321,267 recorded in Q2 2015. Revenue from its core waste digester business increased by 57% in Q2 2016 with recurring RSP revenue increasing by 38% to $331,692 from $241,205 in Q2 2015 as a result of the Company's sales emphasis shift to a rental model leading to a greater number of rented units. Equipment sales increased by 157% to $119,589 from $46,501. The increase in equipment sales was primarily attributable to an increase in international reseller activity in areas where the rental market is not as well recognized as the retail sales model.

Gross margin rose to 20% in Q2 2016, a 15 percentage point increase compared to gross margin of 5% in Q2 2015. Gross profit in Q2 2016 totaled $89,967, a 424% increase compared to gross profit of $17,163 in Q2 2015. Gross margin for RSP increased to 23% from 2% in Q2 2015. The increased gross margin is primarily attributable to changes in demand, including contracted services, and improved utilization of fixed costs.

Net loss for the period totaled $1.72 million or ($0.21) per basic and diluted share, compared to net loss of $722,073 or ($0.10) per basic and diluted share in the second quarter of 2015. The net loss was primarily due to increased operating expenses, which increased to $1.63 million from $617,910 in Q2 2015. The increase in operating expenses was largely due to the addition of personnel to drive the strategic repositioning of the company and to support geographic expansion, and to a lesser extent by increase R&D spending and professional fees.

Cash at June 30, 2016, increased to $230,119 compared to $39,195 at December 31, 2015.

Further details about the company’s results in the second quarter of 2016 are available in its Quarterly Report Form 10-Q, accessible in the investor relations section of the company’s website at www.biohitechglobal.com.

Management Commentary

“We continue to make progress on multiple fronts as we gear up our operations to position the Company for sustainable future growth,” stated Frank E. Celli, CEO of BioHiTech Global. “The decision to emphasize our Eco-Safe Digester rental model has led to double-digit growth in recurring revenue and triple digit growth in gross profit in the quarter with our order backlog setting the stage for continued recurring revenue growth. We expanded our international distribution footprint to include Australia and New Zealand while strengthening our distribution agreement for parts of Southeast Asia. We continue to invest in technology to help us drive future growth through improved functionality and the addition of numerous value-added services to our clients in this rapidly expanding regulatory climate in the United States. We are excited to have begun working with Tusk Ventures to help us navigate the regulatory environment and have already made promising advances that we expect to report to shareholders in the third quarter of 2016.”

Mr. Celli added, “We are also very excited to have added the Entsorga technology to our growing portfolio of disruptive technologies to deal with the growing issue of food waste diversion and zero waste initiatives. We believe this technology is a potential game changer for BioHitech. With Entsorga we now have the ability to expand our solutions to provide economically feasible alternatives for organic and inorganic waste disposal to all generators, including businesses and municipalities. We expect to promote this exciting technology in Q3 along with our Eco-Safe Digesters throughout the United States, providing a ‘one stop’ solution to our customers and solving the increasing problem of the lack of infrastructure capable of dealing with our country’s zero landfill initiatives.”

About BioHiTech Global

BioHiTech Global, Inc. (OTCQB: BHTG), the “Company” headquartered in Chestnut Ridge NY, develops and deploys innovative and disruptive waste management technologies. We provide waste management solutions to a global customer base encompassing a full suite of technology-based disposal options capable of having a significant impact on waste generation while providing a true zero landfill environment. With options for both on and off site biological treatment of waste, BioHiTech Global is a leader in zero waste solutions for businesses and municipalities of all sizes. For more information, please visit www.biohitechglobal.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

(1) Backlog units represents unfilled contractual orders of digesters, which excludes purchase options and announced orders for which definitive contracts have not been executed, for either retail sales or leases in excess of one year. As many elements enter into the timing of delivery, many of which are solely under the control of customers, actual revenues from all backlog units may not be immediately recognized.

Media Contact:	Investor Relations Contact:	BioHiTech Global Contact:
Rubenstein Public Relations Contact: Kristie Galvani Tel: 212-843-9205 Kgalvani@rubensteinpr.com	MZ North America Contact:Ted Haberfield Tel: 760-755-2716 thaberfield@mzgroup.us	BioHiTech Global, Inc. Contact:Lisa Giovannielli Direct: 845-262-1081 lgiovannielli@biohitech.com

Financial Summary Tables

The following financial information should be read in conjunction with the condensed financial statements and accompanying notes filed by the Company with the Securities and Exchange Commission on August 12, 2016 in its Quarterly Report on Form 10-Q for the period ended June 30, 2016, and the annual financial statements filed by the Company with the Securities and Exchange Commission on March 29, 2016 in its Annual Report on Form 10-K for the year ended December 31, 2015 which can be viewed at www.sec.gov and also in the Investor Relations section of the company’s website at www.biohitechglobal.com.

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Rental, service and parts	$331,692	$241,205	$637,555	$454,117
Equipment sales	119,589	46,501	276,454	72,171
Other	-	33,561	-	76,605
Total revenue	451,281	321,267	914,009	602,893
Cost of revenue
Rental, service and parts	254,617	237,303	505,727	436,428
Equipment sales	106,717	47,245	204,173	96,048
Other	-	19,556	-	34,938
Total Cost of revenue	361,334	304,104	709,900	567,414
Gross profit	89,947	17,163	204,109	35,479
Operating expenses
Selling, general and administrative	1,159,598	537,884	2,188,248	1,047,336
Research and development	235,164	139,688	419,095	319,478
Professional fees	201,889	129,321	537,734	280,766
Gain on sales of QTAG	-	(227,355)	-	(227,355)
Depreciation and amortization	29,174	38,372	54,948	80,048
Total operating expenses	1,625,825	617,910	3,200,025	1,500,273
Loss from operations	(1,535,878)	(600,747)	(2,995,916)	(1,464,794)
Other (expense) income
Interest income	(2,713)	-	(3,068)	-
Interest expense	185,566	122,788	334,725	228,162
Change in fair value of warrant liability	-	(1,462)	-	(1,462)
Total other expense	182,853	121,326	331,657	226,700
Net loss	(1,718,731)	(722,073)	(3,327,573)	(1,691,494)
Other comprehensive income
Foreign currency translation adjustment	(1,506)	-	6,400	-
Comprehensive loss	$(1,720,237)	$(722,073)	$(3,321,173)	$(1,691,494)

Net loss per share - basic and diluted	$(0.21)	$(0.10)	$(0.40)	$(0.24)
Weighted average number of common shares outstanding - basic and diluted	8,229,712	6,975,000	8,229,712	6,975,000

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (UNAUDITED)

	June 30, 2016	December 31, 2015
Assets
Current Assets
Cash	$230,119	$39,195
Accounts and note receivable, net	194,572	316,299
Inventory	682,111	274,304
Prepaid expenses and other current assets	50,668	67,136
Total Current Assets	1,157,470	696,934
Equipment on operating leases, net	962,945	844,494
Equipment, fixtures and vehicles, net	59,563	61,688
Intangible assets, net	316,040	365,038
Other assets	13,500	51,600
Total Assets	$2,509,518	$2,019,754

Liabilities and Stockholders' Deficit
Current Liabilities:
Line of credit	$2,463,736	2,488,753
Accounts payable	1,468,030	1,222,167
Accrued interest payable	182,736	287,888
Accrued expenses	457,164	548,522
Deferred revenue	83,469	48,103
Notes payable	100,000	100,000
Notes payable - related party	100,000	300,000
Advance from related party	178,027	710,000
Customer deposits	163,054	29,657
Long-term debt, current portion	8,391	8,260
Total Current Liabilities	5,204,607	5,743,350
Promissory note - related party	2,500,000	1,710,000
Long term accrued interest	95,667	-
Unsecured subordinated convertible notes, including related parties of $2,250,000, net of deferred financing costs of $132,391	3,117,609	-
Long-term debt, net of current portion	15,344	19,573
Total Liabilities	10,933,227	7,472,923

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value, 20,000,000 shares authorized; 8,229,712 shares issued and outstanding as of June 30, 2016 and December 31, 2015	823	823
Additional paid in capital	9,231,222	8,880,589
Accumulated deficit	(17,654,353)	(14,326,780)
Accumulated other comprehensive loss	(1,401)	(7,801)
Total Stockholders' Deficit	(8,423,709)	(5,453,169)
Total Liabilities and Stockholders' Deficit	$2,509,518	2,019,754

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (UNAUDITED)

	For the six months ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss:	$(3,327,573)	$(1,691,494)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	205,268	183,937
Provision for (recovery of) bad debts	61,743	(17,743)
Gain on sale of QTAG	-	(227,355)
Change in fair value of warrant liability	-	(1,462)
Stock based compensation	350,632	-
Changes in operating assets and liabilities	(269,317)	130,846
Net cash (used in) provided by operations	(2,979,247)	(1,623,271)

Cash flow from investing activities:
Proceeds from sale of QTAG	-	75,000
Capitalization of website development costs	-	4,273
Purchases of equipment, fixtures and vehicles	(3,825)	(47,491)
Net cash (used in) provided by investing activities	(3,825)	31,782

Cash flows from financing activities:
Net change in line of credit	(25,017)	14,033
Proceeds from long-term debt	-	21,506
Proceeds from convertible notes	3,250,000	-
Convertible notes deferred financing costs	(132,391)	-
Repayments of long-term debt	(4,097)	-
Related party:
(Repayment) increases of advances	(531,973)	355,000
Proceeds from promissory notes	790,000	-
Proceeds from convertible notes	-	1,200,000
Repayment of promissory notes	(200,000)	-
Net cash provided by financing activities	3,146,522	1,590,539
Effect of exchange rate on cash	27,473	-
Net change in cash	190,923	(950)
Cash - beginning of period	39,196	40,207
Cash - end of period	$230,119	$39,257